Exhibit 99.2
Ladies and Gentlemen:
     In connection with the proposed changes in the board of directors of Hampshire Group, Limited (“Hampshire”), each of the undersigned (each an “Interested Party” and collectively, the “Interested Parties”) severally agrees as of December 15, 2009 with each other as follows:
     1. Hampshire Securities.
          (a) As of the date hereof, each Interested Party represents that such Interested Party is the owner of record and has the right to vote the shares of common stock, $.10 par value per share (the “Common Stock”), of Hampshire set forth opposite such Interested Party’s name on the signature pages hereto (the “Current Stockholder Securities”).
          (b) Each Interested Party agrees during the term of this letter agreement not, to, sell, assign, transfer or otherwise dispose of (any such transaction being herein collectively called a “Transfer”), during the term of this letter agreement, all or any of the Current Stockholder Securities owned by such Interested Party unless as a condition to any such Transfer the transferee agrees to be bound by the terms and provisions of this letter agreement.
          (c) Each Interested Party agrees during the term of this letter agreement not to acquire beneficial ownership (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any additional shares of Common Stock; provided that Mohammed Loubani may acquire up to an additional 450,000 shares of Common Stock.
          (d) Each Interested party agrees during the term of this letter agreement not to solicit (as defined under the Exchange Act) any person or entity to vote for, or consent to, any of the actions or matters covered by the Written Consent or the Written Request (each as defined below) without the prior written approval of each other Interested Party.
     2. Actions by Interested Parties. Each Interested Party agrees that:
          (a) during the term of this letter agreement, such Interested Party shall retain, and not in any way compromise or encumber, the right to vote the Current Stockholder Securities beneficially owned by such Interest Party;
          (b) such Interested Party shall execute and deliver to Hampshire the letter attached hereto as Exhibit A (the “Board Letter”);
          (c) Loubani L.P. shall execute and deliver to Hampshire the letter attached hereto as Exhibit B (the “Demand Letter”);
          (d) such Interested Party shall execute and deliver to Hampshire the written consent attached hereto as Exhibit C (the “Written Consent”); and
          (e) such Interested Party shall execute and deliver to Hampshire the written request attached hereto as Exhibit D (the “Written Request”).
     3. Expenses. Each Interested Party shall be responsible for such Interested Parties expenses incurred or to be incurred in connection with, relating to or arising out of such Interested Party’s work related to Hampshire, the matters described by this letter agreement or the Group Schedule 13D (as hereinafter defined) or the transactions contemplated hereby or thereby (in each case to the extent not reimbursed by Hampshire).
     4. Cooperation. Each Interested party shall (a) use reasonable efforts to assist each other and provide such information to each other and (b) to execute and deliver such additional documents, in each case, as may be reasonably required in order to effect the transactions contemplated by this letter agreement and the Group Schedule 13D. In addition, each Interested Party shall promptly, and in no event later than two days following such request, provide such information as is reasonably necessary with respect to the filing or any amendment of the Schedule 13D in respect of the parties’ collective beneficial ownership of securities of Hampshire as a “group” (the “Group Schedule 13D”) to the extent applicable. Until March 15, 2010, each of the Interested Parties agrees to cooperate, to the extent reasonable, including without limitation in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate the consummation of the matters contemplated by this letter agreement or the Group Schedule 13D, or in a joint prosecution or other declaratory action which attempts to effectuate any matter contemplated by this letter agreement or the Group Schedule 13D.
     5. Liability. Except in connection with any breach of any party’s representations, warranties or covenants hereunder, no Interested Party nor any of their respective affiliates, partners, employees, counsel, agents or representatives shall be liable to any other Interested Party or any of their respective affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this letter agreement or the Group Schedule 13D or the transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such party’s gross negligence, fraud, bad faith or willful misconduct.
     6. Power; Binding Agreement; Non-Contravention; Misstatements; Omissions. Each party to this letter agreement represents, as to such party only, that: (a) such party has the full right, power and authority to enter into this letter agreement and perform all of its obligations hereunder; (b) neither the execution, delivery nor performance of this letter agreement by such party will violate the charter, by-laws or other organizational or constitutive documents of such party, or any other agreement, contract or arrangement to which such party is a party or is bound, including any voting agreement, stockholders agreement or voting trust; (c) this letter agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms; and (d) neither the execution or delivery of this letter agreement by such party will (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under (A) any material law, rule or regulation applicable to such party, or (B) any material order, judgment or decree to which such party is bound.
     7. Notices. All notices, correspondence and information related to this letter agreement should be sent, to the address set forth under such Interested Party’s name on the signature pages hereto.
     8. Amendments; Successors and Assigns. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each Interested Party, to the extent any of them are to be bound thereby. This letter agreement shall inure to the benefit of and be binding on each Interested Party and their respective successors (except that no party may assign this letter agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld).
     9. Termination. This letter agreement will terminate upon the earlier to occur of (x) February 26, 2010, unless such date is extended by agreement of all of the Interested Parties, and (y) the date that the director nominees set forth in Written Consent are elected to the board of directors of Hampshire; provided that no matter shall be considered consummated hereunder while any claim or action of any kind, at law or equity, or any appeal of any decision thereof, is threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate any of the matters contemplated thereby. Any termination of this letter agreement pursuant to this Section 9 shall occur without any liability or continuing obligation of any party to any other party; provided, that the obligations to cooperate and provide information set forth in Section 4 shall survive any such termination. Notwithstanding anything to the contrary, including any continuing obligations to cooperate hereunder, upon termination of this letter agreement, no Interested Party intends to be, and shall no longer be, a “group” for any purpose, including for purposes of the federal securities laws.
     10. Public Announcements. No party hereto shall issue any written press release or make any other public statement regarding the transactions contemplated by this letter agreement or the Group Schedule 13D without the prior consent of the parties hereto.
     11. Representation. Each Interested Party represents and agrees that to the best of its knowledge the information about such Interested Party contained or which is required to be contained in the Group Schedule 13D or any amendment thereto is accurate, correct and complete in all material respects as of date of the applicable filing. Damages for any breach of the foregoing representation shall include not only judgments and amounts paid in settlement (with the approval of the misrepresenting Interested Party), but also other losses (excluding loss of value of the securities held or to be held) incurred by any other party to this letter agreement.
     12. Counterparts. This letter agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
     13. Choice of Law. This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     14. Severability. If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     15. Duty to Update. Each party to this letter agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D or any amendments thereto.
     IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed and delivered on the date and year first above written.

INTERESTED PARTY	CURRENT STOCKHOLDER SECURITIES

PETER W. WOODWORTH	272,052 shares of Common Stock

/s/ Peter W. Woodworth
Peter W. Woodworth

Interested Party’s Address:

902 East Second Street
Suite 100
Winona, MN 55987

JOYCE WOODWORTH	60,929 shares of Common Stock

/s/ Joyce Woodworth
Joyce Woodworth

Interested Party’s Address:

902 East Second Street
Suite 100
Winona, MN 55987

MOHAMMED LOUBANI	0 shares of Common Stock

/s/ Mohammed Loubani
Mohammed Loubani

Interested Party’s Address:

1 Grosvenor Street
London ON N6A1Y2
Canada

LOUBANI L.P.	131,037 shares of Common Stock

By:	/s/ Mohammed Loubani

Name:	Mohammed Loubani
Its:	General Partner

Interested Party’s Address:

1 Grosvenor Street
London ON N6A1Y2
Canada